Exhibit 99

NEWS RELEASE	22901 Millcreek Boulevard • Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, November 4, 2026

NACCO INDUSTRIES
ANNOUNCES THIRD QUARTER 2026 RESULTS

Consolidated Q3 2026 Highlights:
•Gross profit of $11.8 million improved 18% year over year on increased revenue
•Income before taxes of $12.5 million improved $6.6 million over Q3 2025
◦Operating profit of $9.3 million, which includes solar curtailment costs of $3.4 million, rose $2.5 million, or 37%, over Q3 2025
◦Other income includes a $4.5 million excess funding liability settlement gain
•Net income of $10.9 million decreased from $13.3 million in Q3 2025 due to higher income tax expense
•Adjusted EBITDA of $20.4 million increased 63% over Q3 2025 and 28% sequentially

Cleveland, Ohio, Wednesday, November 4, 2026 - NACCO Industries® (NYSE: NC) today announced consolidated results for the three and nine months ended September 30, 2026.

“NACCO’s third-quarter results reflect continued progress in strengthening the performance of our businesses,” said J.C. Butler, NACCO President and Chief Executive Officer. “Strong improvements in operating profitability and Adjusted EBITDA demonstrate the momentum we are building across the organization, even as we incur costs associated with the curtailment of certain solar development activities. We delivered solid results with increasing contributions from newer projects and contracts and remain focused on building on this progress to create a stronger foundation for future growth and long-term shareholder value.”

	Three Months Ended
($ in thousands)	9/30/2026	9/30/2025	Year/Year % Change	6/30/2026	Sequential % Change
Revenues	$80,494	$76,614	5%	$72,310	11%
Gross profit	$11,783	$9,971	18%	$15,202	(22)%
Solar curtailment costs (Q3) / Asset impairment charges (Q2)	$3,375	$—	**n/m	$11,984	**n/m
Operating profit (loss)	$9,257	$6,777	37%	$(2,267)	**n/m
Other (income) expense, net	$(3,279)	$820	(500)%	$906	**n/m
Income before taxes	$12,536	$5,957	110%	$(3,173)	**n/m
** n/m = not meaningful

	Three Months Ended
($ in thousands, except per share amounts)	9/30/2026	9/30/2025	Year/Year % Change	6/30/2026	Sequential % Change
Income before taxes	$12,536	$5,957	110%	$(3,173)	**n/m
Income tax provision (benefit)	$1,628	$(7,297)	**n/m	$(2,210)	**n/m
Net Income (loss)	$10,908	$13,254	(18)%	$(963)	**n/m
Diluted EPS	$1.44	$1.78	(19)%	$(0.13)	**n/m
Consolidated Adjusted EBITDA*	$20,374	$12,530	63%	$15,908	28%
*Non-GAAP financial measures are defined and reconciled on page 9. / ** n/m = not meaningful

Third-quarter operating performance improved over the prior-year quarter, led by higher operating profit in the Contract Mining and Utility Coal Mining segments. The improvement in these segments more than offset lower Unallocated results, which included $3.4 million of solar curtailment-related costs. Minerals and Royalties' results were comparable year over year, with higher equity earnings largely offsetting lower royalty revenues.

Income before taxes improved year over year, driven by higher operating profit and an approximately $4 million improvement in other income (expense), primarily attributable to a $4.5 million gain associated with the settlement of an excess pension funding liability. A substantial increase in income tax expense more than offset the improvement in income before tax resulting in lower net income year over year.

Liquidity
At September 30, 2026, the Company had outstanding debt of $124.8 million. Total liquidity was $115.2 million, which consisted of $56.5 million of cash and $58.7 million of availability under our revolving credit facility. We remain focused on maintaining a strong balance sheet by enhancing liquidity and reducing debt over time, while preserving the flexibility to fund disciplined, high-return investment opportunities.

Detailed Discussion of 2026 Third Quarter Compared to 2025 Third Quarter

Utility Coal Mining Results

	2026	2025
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,644	5,469
Consolidated operations	572	609
Total deliveries	6,216	6,078

	2026	2025
	(in thousands)
Revenues	$20,766	$19,654
Gross profit (loss)	$(55)	$(1,857)
Earnings of unconsolidated operations	$14,333	$14,311
Operating expenses(1)	$7,671	$7,467
Operating profit	$6,607	$4,987
Segment Adjusted EBITDA(2)	$8,919	$7,122
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Utility Coal Mining delivered improved year-over-year operating profit and Segment Adjusted EBITDA, benefiting from improved contractual pricing and lower inventory impairment charges at Mississippi Lignite Mining Company.

Contract Mining Results

	2026	2025
	(in thousands)
Tons delivered	14,288	14,385

	2026	2025
	(in thousands)
Total revenues	$48,254	$45,611
Reimbursable costs	26,103	32,959
Revenues excluding reimbursable costs	$22,151	$12,652
Operating profit	$4,912	$1,929
Segment Adjusted EBITDA(1)	$7,625	$4,706
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Third-quarter 2026 results improved substantially with the continued ramp up of the new dragline services contract in Palm Beach County, Florida, reflecting ongoing progress in the strategic expansion of Contract Mining's business model. Contributions from this new contract more than offset lower customer requirements at the limestone mining operations, resulting in a 75% increase in revenues excluding reimbursable costs, and substantial year-over-year and sequential improvements in operating profit and Segment Adjusted EBITDA.

Minerals and Royalties Results

	2026	2025
	(in thousands)
Revenues	$6,133	$9,313
Operating profit	$7,675	$7,968
Segment Adjusted EBITDA(1)	$8,717	$8,903
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

At Minerals and Royalties, a substantial increase in third-quarter earnings from an equity investment supported comparable year-over-year operating profit and Segment Adjusted EBITDA, largely offsetting lower royalty revenues. Lower natural gas production and pricing primarily drove the royalty revenue decline, while an increase in oil production and pricing partly offset the decrease.

Unallocated

	2026	2025
	(in thousands)
Revenues	$5,341	$2,036
Solar curtailment costs	$3,375	$—
Operating loss	$(9,937)	$(8,107)
Segment Adjusted EBITDA(1)	$(9,676)	$(7,760)
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Unallocated primarily includes the financial results of Mitigation Resources of North America® and other developing businesses that are not directly attributable to our reportable segments, as well as Bellaire Corporation, solar development and public company administrative costs.

Unallocated revenues increased over the prior-year quarter primarily as a result of higher restoration and reclamation service revenue, as well as stream and wetland credit sales at Mitigation Resources, while results were affected by $3.4 million of solar curtailment costs. Excluding these costs, the Unallocated operating loss and Segment Adjusted EBITDA improved year over year.

Outlook
NACCO Industries is a diversified natural resources company with a unique business model strategically positioned to deliver stable and growing financial returns over the long term. Our business model is purposefully built for durability and resilience with an expanding portfolio of long-term contracts, relationships and investments that leverage our proven operational expertise, disciplined capital allocation and entrepreneurial, yet patient approach. We have methodically built distinctive capabilities and clear competitive advantages that allow us to pursue a wide range of growth opportunities, often completely integrated into customers’ operations in partnership-based relationships. We have multiple vectors for value creation, and we are steadfastly committed to delivering compounding returns and expanding investor value over the long term, as evidenced by our reportable segments each contributing over $7 million of Segment Adjusted EBITDA in third-quarter 2026.

Our foundation rests on a stable base of long-term coal mining contracts and legacy mineral and royalty assets, which generate dependable recurring cash flows. As new long-term contracts and investments are added across the Company, these new multi-year agreements create a “layering effect” as their contributions compound over time.

While these long-term agreements and investments are intended to strengthen our earnings base over time, we continually evaluate whether individual projects or initiatives remain aligned with our strategic and financial objectives. During the second quarter of 2026, changing market conditions, regulatory developments and project-specific challenges led us to reassess certain solar investments. We continue to evaluate strategic alternatives for our solar development projects, including project sales, contract amendments and other transactions intended to monetize project value. We recognized $3.4 million of curtailment costs in third-quarter 2026. We expect to incur certain additional costs in fourth-quarter 2026 and may incur further costs associated with these projects in future years; however, the amount and timing of such costs will depend on ongoing discussions with counterparties and our efforts to transfer ownership of, or otherwise monetize, the projects.

At our Utility Coal Mining segment, operated by North American Coal®, full-year 2026 operating profit is expected to increase over 2025. At Mississippi Lignite Mining Company, full-year operating results are expected to improve primarily due to the shift in focus to reclamation activities in the first half of 2026 and lower year-over-year inventory impairment charges, while earnings at the unconsolidated mining operations are anticipated to be comparable to 2025.

Full-year Utility Coal Mining operating profit is anticipated to improve, while fourth-quarter operating results are expected to be lower than the prior-year quarter due to reduced customer demand and higher diesel fuel costs at Mississippi Lignite Mining Company. Earnings at the unconsolidated mining operations are also expected to contribute to the decline primarily due to Sabine Mining Company's owner assuming reclamation activities effective October 1, 2026.

Looking ahead to 2027, overall customer demand for coal is expected to remain consistent with 2026, while profitability is expected to improve. This increase is driven by anticipated improvements at Mississippi Lignite Mining Company if the customer's power plant is able to operate more consistently, as well as continued stable earnings at our unconsolidated operations. Improved results at Coteau and Falkirk are expected to largely offset the absence of reclamation income at the Sabine Mining Company.

The Contract Mining segment, operated by North American Mining®, serves as our mining growth platform. We are building a portfolio of long-term contracts through geographic and mineral expansion that are expected to strengthen the foundation for sustained profitability in this segment. In early 2026, we commenced activities under a new multi-year dragline services contract as part of a U.S. Army Corps of Engineers construction project in Palm Beach County, Florida. In early October, we also commenced operations at a new limestone quarry in Arizona under a contract mining agreement that spans over a decade.

Sawtooth Mining, a North American Mining subsidiary, provides exclusive comprehensive mining services at Thacker Pass, which is owned by a joint venture led by Lithium Americas Corp. Sawtooth will supply all the lithium-bearing ore requirements for our customer's Thacker Pass lithium processing facility, which is currently under construction. This project provides stable income during construction and is expected to contribute increased income and long-term cash flows as lithium production commences and ramps up to full production under a 20-year contract mining agreement. Lithium Americas is targeting mechanical completion of Thacker Pass Phase 1 in late 2027, with ramp-up to commercial production through 2028.

As a result of earnings contributions from new long-term contracts, we anticipate substantial year-over-year growth in Contract Mining operating profit and Segment Adjusted EBITDA in both the fourth-quarter and full-year 2026. We expect continued Contract Mining operating profit growth in 2027, which will include a full year of contributions from the Palm Beach County, Florida and Arizona quarry contracts.

The Minerals and Royalties segment, managed by Catapult Mineral Partners®, has constructed a high-quality, diversified portfolio of oil and gas mineral and royalty interests in the United States. The Catapult team is expanding its portfolio by leveraging a data-driven approach to capital deployment that incorporates a longer-term view of production and development. This segment also holds a meaningful equity investment in Eiger Resources, which holds working interests in oil and natural gas assets.

We expect fourth-quarter and full-year 2026 operating profit and Segment Adjusted EBITDA at Minerals and Royalties to decline from the respective prior-year periods, primarily as a result of lower anticipated royalty income, partially offset by higher expected income from Eiger Resources. In 2027, the Minerals and Royalties segment is expected to continue generating meaningful earnings and cash flow, although operating profit is expected to moderate from 2026 levels.

Mitigation Resources of North America® provides natural resource restoration and reclamation services that include stream and wetland mitigation solutions. Mitigation Resources is leveraging its strong reputation and clear competitive strengths to expand into additional mitigation, restoration and reclamation markets. Mitigation Resources is expected to deliver increasing profitability over time from the sale of mitigation credits and as reclamation and restoration services expand. This business, while currently variable in performance due to permit and project timing, is expected to generate a profit in the 2026 fourth quarter and in 2027. We expect the business to move toward more consistent and improving results over time as its portfolio of mitigation projects matures.

Overall, full-year consolidated operating profit is expected to be comparable to the prior year, including approximately $15 million of solar-related impairment and curtailment costs recognized through third-quarter 2026. Strong underlying business performance through the first nine months of 2026 positions NACCO to deliver a substantial year-over-year increase in full-year consolidated Adjusted EBITDA, which excludes solar impairment charges recognized in second-quarter 2026 and a $7.8 million pension settlement charge, $6.0 million after tax, recorded in fourth-quarter 2025. Income before income taxes and net income are also expected to increase year over year.

In the fourth quarter, net income is expected to increase year over year, primarily due to the absence of the pension settlement charge. Fourth-quarter 2026 consolidated operating profit and Adjusted EBITDA could be lower than the prior-year quarter depending on the timing of solar project curtailment costs.

We remain confident in our ability to deliver improving results and increasing cash flow over time. We expect meaningful year-over-year improvements in operating profit, net income and Consolidated EBITDA in 2027. Earnings are expected to benefit from continued expansion in Contract Mining and Mitigation Resources, along with improved operating performance across our other businesses. Looking ahead, our recent investments are expected to support sustained earnings growth and stronger cash flow as they mature.

NACCO continues to invest in its businesses to support future growth. We anticipate investing up to $32 million during the remainder of 2026 and up to $56 million in 2027. Both periods include Minerals and Royalties' annual budget of $20 million for growth investments. In addition, the 2027 estimate includes approximately $16 million related to Sawtooth that will be recovered from the customer over a five-year period. The remaining 2027 balance primarily relates to ongoing operations and other business development opportunities. Growth investments will be made only if new project proposals meet our disciplined investment criteria. While cash generated from operations is expected to increase moderately year over year, cash flow before financing is projected to remain a use of cash in 2026, reflecting our planned investment activity. We expect the full-year 2026 use of cash before financing to improve modestly over 2025. In 2027, cash flow before financing is expected to improve as recent investments contribute to earnings.

Our businesses provide essential inputs for electricity generation, construction and development, and industrial production. As demand for reliable uninterrupted energy continues to grow, natural resources fundamentals remain strong, reinforcing the importance of dependable baseload generation. Recent policy developments, including the re-establishment of the National Coal Council, highlight coal’s ongoing strategic role in supporting grid reliability, economic competitiveness and national security. This development, along with a favorable regulatory environment, reinforces our confidence in our near-term outlook and long-term growth trajectory.

Our conservative approach to maintaining a strong capital structure and operating discipline minimizes risk, while the compounding effect of a growing portfolio of long-term contracts and strategic growth investments creates a robust foundation for cash flow growth. With a perspective that spans decades, we are methodically building a strong, stable business that is expected to deliver annuity-like returns. This long-term view allows us to leverage our core skills for strategic, measured expansion and pursue opportunities with longer-term horizons and higher returns. We pursue opportunities that other companies with shorter time horizons might overlook. Our commitment is to generate increasing cash flows and return value to shareholders, whether through reinvestment for growth or direct returns such as share repurchases and payment of dividends. We remain confident in our ability to drive growth, expand our capabilities and reward shareholders over the long run.

****

Conference Call
NACCO Industries will host a conference call on Thursday, November 5, 2026, at 8:30 a.m. Eastern Time to discuss the results. The call may be accessed by dialing (888) 880-3330 (North America Toll Free) or (646) 357-8766 (International), Conference ID: 6737879, or over the Internet through the Company's website at ir.nacco.com/overview. For those not planning to ask a question of management, we recommend listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through November 12, 2026. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) a significant reduction in demand by the Company's customers from extended power plant outages, weather conditions or other events that would change the level of customers' coal or aggregates requirements, (2) customer liquidity constraints that could increase exposure to customer credit risk, (3) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as a result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, as well as supply and demand dynamics, (4) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (5) costs to pursue and develop new mining, mitigation, oil and gas and power generation development opportunities and other value-added service opportunities, (6) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (7) changes in development plans by third-party lessees of the Company's mineral interests, (8) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (9) any customer's early retirement or premature facility closure or extended project development delay, (10) federal and state legislative and regulatory actions affecting fossil fuels, (11) supply chain disruptions, including price increases and shortages of parts and materials, inclusive of tariff effects, (12) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (13) impairment charges, (14) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (15) equipment problems that could affect deliveries to customers, (16) changes in the costs to reclaim mining areas, (17) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (18) the ability to attract, retain, and replace workforce.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources® businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

*****

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2026	2025	2026	2025
	(In thousands, except per share data)
Revenues	$80,494	$76,614	$215,579	$210,420
Cost of sales	68,711	66,643	174,303	183,975
Gross profit	11,783	9,971	41,276	26,445
Earnings of unconsolidated operations	20,007	16,494	50,742	45,618
Operating expenses
Selling, general and administrative expenses	19,006	19,549	57,955	57,190
Amortization of intangible assets	164	167	511	574
(Gain) loss on sale of assets	(12)	(28)	187	(109)
Solar asset impairment charges	—	—	11,984	—
Solar curtailment costs	3,375	—	3,375	—
	22,533	19,688	74,012	57,655
Operating profit	9,257	6,777	18,006	14,408
Other (income) expense
Interest expense	2,197	1,087	5,475	4,805
Interest income	(687)	(708)	(1,915)	(2,343)
Closed mine obligations	497	478	1,431	1,454
(Gain) loss on equity securities	(497)	(284)	(1,810)	237
Gain on settlements of excess funding liabilities	(4,475)	—	(4,475)	(3,590)
Other, net	(314)	247	110	767
	(3,279)	820	(1,184)	1,330
Income before income tax provision (benefit)	12,536	5,957	19,190	13,078
Income tax provision (benefit)	1,628	(7,297)	409	(8,336)
Net income	$10,908	$13,254	$18,781	$21,414

Earnings per share:
Basic earnings per share	$1.44	$1.78	$2.50	$2.89
Diluted earnings per share	$1.44	$1.78	$2.49	$2.87

Basic weighted average shares outstanding	7,549	7,454	7,520	7,415
Diluted weighted average shares outstanding	7,549	7,454	7,548	7,449

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended					LTM
	9/30/2025	12/31/2025	3/31/2026	6/30/2026	9/30/2026	9/30/2026
		(in thousands)
Net income (loss)	$13,254	$(3,840)	$8,836	$(963)	$10,908	$14,941
Pension settlement charge	—	7,804	—	—	—	7,804
Solar asset impairment charges	—	—	—	11,984	—	11,984
Income tax provision (benefit)	(7,297)	3,906	991	(2,210)	1,628	4,315
Interest expense	1,087	949	1,658	1,620	2,197	6,424
Interest income	(708)	(709)	(595)	(633)	(687)	(2,624)
Depreciation, depletion and amortization expense	6,194	6,199	5,507	6,110	6,328	24,144
Consolidated Adjusted EBITDA*	$12,530	$14,309	$16,397	$15,908	$20,374	$66,988
*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income (loss) before pension settlement charge, solar asset impairment charges, income taxes, net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended September 30, 2026
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,766	$48,254	$6,133	$5,975	$(634)	$80,494
Cost of sales	20,821	42,529	1,288	4,766	(693)	68,711
Gross profit (loss)	(55)	5,725	4,845	1,209	59	11,783
Earnings (loss) of unconsolidated operations	14,333	1,424	4,256	(6)	—	20,007
Gain on sale of assets	—	—	—	(12)	—	(12)
Solar curtailment costs	—	—	—	3,375	—	3,375
Operating expenses*	7,671	2,237	1,426	7,836	—	19,170
Operating profit (loss)	$6,607	$4,912	$7,675	$(9,996)	$59	$9,257
Segment Adjusted EBITDA**
Operating profit (loss)	$6,607	$4,912	$7,675	$(9,996)	$59	$9,257
Depreciation, depletion and amortization	2,312	2,713	1,042	261	—	6,328
Segment Adjusted EBITDA**	$8,919	$7,625	$8,717	$(9,735)	$59	$15,585

	Three Months Ended September 30, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$19,654	$45,611	$9,313	$2,958	$(922)	$76,614
Cost of sales	21,511	42,395	1,121	2,502	(886)	66,643
Gross profit (loss)	(1,857)	3,216	8,192	456	(36)	9,971
Earnings (loss) of unconsolidated operations	14,311	1,074	1,111	(2)	—	16,494
Gain on sale of assets	(17)	(2)	—	(9)	—	(28)
Operating expenses*	7,484	2,363	1,335	8,534	—	19,716
Operating profit (loss)	$4,987	$1,929	$7,968	$(8,071)	$(36)	$6,777
Segment Adjusted EBITDA**
Operating profit (loss)	$4,987	$1,929	$7,968	$(8,071)	$(36)	$6,777
Depreciation, depletion and amortization	2,135	2,777	935	347	—	6,194
Segment Adjusted EBITDA**	$7,122	$4,706	$8,903	$(7,724)	$(36)	$12,971
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before solar asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Nine Months Ended September 30, 2026
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$58,934	$117,812	$26,296	$15,239	$(2,702)	$215,579
Cost of sales	57,875	102,318	3,687	13,193	(2,770)	174,303
Gross profit	1,059	15,494	22,609	2,046	68	41,276
Earnings (loss) of unconsolidated operations	42,087	4,505	4,156	(6)	—	50,742
Loss (gain) on sale of assets	122	100	(1)	(34)	—	187
Solar asset impairment charges	—	—	—	11,984	—	11,984
Solar curtailment costs	—	—	—	3,375	—	3,375
Operating expenses*	22,713	7,234	4,607	23,912	—	58,466
Operating profit (loss)	$20,311	$12,665	$22,159	$(37,197)	$68	$18,006
Segment Adjusted EBITDA**
Operating profit (loss)	$20,311	$12,665	$22,159	$(37,197)	$68	$18,006
Depreciation, depletion and amortization	7,028	7,204	2,873	840	—	17,945
Solar asset impairment charges	—	—	—	11,984	—	11,984
Segment Adjusted EBITDA**	$27,339	$19,869	$25,032	$(24,373)	$68	$47,935

	Nine Months Ended September 30, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$67,519	$107,860	$27,483	$9,581	$(2,023)	$210,420
Cost of sales	74,408	99,432	4,351	7,790	(2,006)	183,975
Gross profit (loss)	(6,889)	8,428	23,132	1,791	(17)	26,445
Earnings (loss) of unconsolidated operations	40,430	3,275	1,916	(3)	—	45,618
Gain on sale of assets	(103)	(2)	—	(4)	—	(109)
Operating expenses*	23,644	6,796	3,968	23,356	—	57,764
Operating profit (loss)	$10,000	$4,909	$21,080	$(21,564)	$(17)	$14,408
Segment Adjusted EBITDA**
Operating profit (loss)	$10,000	$4,909	$21,080	$(21,564)	$(17)	$14,408
Depreciation, depletion and amortization	6,285	8,396	3,688	709	—	19,078
Segment Adjusted EBITDA**	$16,285	$13,305	$24,768	$(20,855)	$(17)	$33,486
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before solar asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.